                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                                            YEARS ENDED DECEMBER 31
                                            ----------------------------------------------------------------------------------------
                                                2001               2000               1999               1998               1997
                                            ------------       ------------       ------------       ------------       ------------

Net Income ..............................   $      1,589       $      1,902       $        744       $        450       $      1,097
Weighted Average Shares Outstanding
  (excluding Treasury Stock)
     Basic ..............................    625,503,098        624,354,441        627,233,229        473,826,632        436,543,573

Shares assumed to be issued due to
  stock option ..........................      9,591,024          8,405,998          9,241,896          1,659,816                 --
                                            ------------       ------------       ------------       ------------       ------------

Adjusted average number of common
  shares and share equivalent
     Diluted ............................    635,094,122        632,760,439        636,475,125        475,486,448        436,543,573

Earnings per share:*
     Basic ..............................   $       2.54       $       3.05       $       1.19       $        .95       $       2.51
     Diluted ............................   $       2.50       $       3.00       $       1.17       $        .95       $       2.51

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*    Earnings per share (EPS) for 1998 and 1997 was calculated using only Class
     B common stock as required by SFAS No. 128.